Exhibit 99.1

FOR IMMEDIATE RELEASE

Unilife Secures $60 Million Debt Financing with OrbiMed Advisors

York, PA (March 13, 2014) – Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS) today announced that it has entered into a $60 million debt financing agreement with an affiliate of OrbiMed (“OrbiMed”).

$40 million was funded to Unilife at the closing of the deal. Provided the Company is in compliance with the terms of the agreement, two additional tranches of $10 million each will be provided to Unilife in December 2014 and June 2015.

During the six year term of the agreement, Unilife will make interest-only payments to OrbiMed currently calculated at a rate of 10.25% per annum, with the principal to be repaid by March 12, 2020 (“Maturity Date”). OrbiMed will also receive a tiered royalty payment based on net sales generated by Unilife during each fiscal year of the agreement. The maximum royalty rate is 2.75% of annual net sales. The royalty rate decreases as annual net sales increases. Total royalties paid to OrbiMed under the agreement are capped as Unilife has the option to buy out the royalty payment, which is at a reduced amount at any time on or before the fourth anniversary of the agreement. No equity or warrants were or will be issued as part of this agreement.

Mr. Alan Shortall, Chairman and CEO of Unilife, said: “OrbiMed is one of the premier healthcare investors in the world. With OrbiMed and their independent advisors having conducted extensive due diligence into all aspects of our business, including our products, IP and commercial pipeline, we believe this agreement represents a significant endorsement of Unilife. In particular, I believe OrbiMed’s decision to accept a small share of our future net sales highlights their confidence in our business model and future growth.

“This $60 million commitment provides us with the necessary capital to drive business growth as we bring several large contracts with existing customers through to commercial rollout. Our decision to take only $40 million of the $60 million upfront will ensure we have the cash to support our operations while minimizing interest payments. I believe Unilife’s growing base of customers will view our long-term partnership with OrbiMed as a positive development, as it further strengthens our business position and capacity to meet their future needs,” Mr. Shortall concluded.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio of proprietary technologies includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel systems. Each of these innovative and highly differentiated platforms can be customized to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

About OrbiMed

OrbiMed (www.orbimed.com) is a leading investment firm dedicated exclusively to the healthcare sector, with approximately $10 billion in assets under management. OrbiMed invests globally across the spectrum of healthcare companies, from venture capital start-ups to large multinational companies. OrbiMed’s team of more than 80 employees manages a series of private equity funds, public equity funds, royalty/debt funds and other investment vehicles. OrbiMed maintains its headquarters in New York City, with additional offices in San Francisco, Shanghai, Mumbai and Herzliya.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (AUS)
Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter
KCSA Strategic Communications	Westwicke Partners	Unilife Corporation
P: + 1 212-896-1215 / 212-896-1250	P: + 1 415-202-5678	P: + 61 2 8346 6500